Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Reports Earnings of $11.9 Million, or $1.84 Per Diluted Share, in 3Q20 compared to $7.5 Million, or $1.11 Per Diluted Share in 3Q19

ANCHORAGE, Alaska - October 26, 2020 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $11.86 million, or $1.84 per diluted share, in the third quarter of 2020, compared to $9.90 million, or $1.52 per diluted share, in the second quarter of 2020, and $7.54 million, or $1.11 per diluted share, in the third quarter a year ago. Increased production in the Home Mortgage Lending segment and fee and interest income from the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") loans, as well as significant loan and deposit growth contributed to record profitability for the quarter.

Net income for the first nine months of 2020 was $22.79 million, or $3.52 per diluted share, compared to $16.11 million, or $2.35 per diluted share, in the first nine months of 2019. The provision for loan losses increased to $3.0 million in the first nine months of 2020, compared to a $1.0 million benefit for loan loss provisions in the first nine months of 2019.

“The effort put forth by all of our employees to meet the needs of our community during the pandemic has resulted in tremendous growth during the last two quarters,” said Joe Schierhorn, President and CEO. “Strong residential mortgage business along with continued production of PPP and commercial loans during the quarter generated increased income and had a meaningful impact on loan and deposit growth.

“Several events came together during the first nine months of 2020 that contributed to our profitability this year including economic stimulus programs such as the PPP, expanded unemployment benefits, repayment and foreclosure forbearance and other accommodations. These programs have been helpful to Alaskans and to Alaska businesses; however, going forward, we anticipate most of these programs will be significantly curtailed or eliminated. Consequently there will be less stimulus support for the Alaskan economy,” Schierhorn said.

“Northrim’s participation in the PPP helped service the needs of our customers and the community,” Schierhorn continued. “We continued to offer PPP loans to new and existing customers up until the last day of the SBA program in August. According to the SBA, Northrim originated more PPP loans in Alaska than any other financial institution in Alaska, funding 23% of all PPP loans through the period ending September 30, 2020. We were able to help 2,888 Alaskan customers receive PPP funding, which is estimated to have helped support approximately 26,0001 Alaskan jobs. Additionally, we implemented several forms of assistance to help our customers experiencing financial hardship as a result of the pandemic.”

1Estimated based on the University of Alaska's Analysis of Paycheck Protection Program Loans in Alaska report which indicated 114,000 potential jobs retained (obtained from total of Alaska PPP applications)

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COVID-19 Issues:

•Industry Exposure: Northrim has identified various industries that may be adversely impacted by the COVID-19 pandemic and the significant decline in oil prices. Though the industries affected may change through the progression of the pandemic, the following sectors for which Northrim has exposure, as a percent of the total loan portfolio excluding SBA PPP loans as of September 30, 2020, are: Tourism (6%), Oil and Gas (6%), Aviation (non-tourism) (5%), Healthcare (7%), Accommodations (3%), Retail (2%) and Restaurants (2%).

•Customer Accommodations: The Company has implemented assistance to help its customers in the event that they experience financial hardship as a result of COVID-19 in addition to participation in PPP lending. These accommodations include interest only and deferral options on loan payments, as well as the waiver of various fees related to loans, deposits and other services. The total outstanding principal balance of loan modifications due to the impacts of COVID-19 as of September 30, 2020 and June 30, 2020 were as follows:

Loan Modifications due to COVID-19 as of September 30, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$46,056	$74,337	$120,393
Number of modifications	16	59	75

Loan Modifications due to COVID-19 as of June 30, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$64,298	$293,224	$357,522
Number of modifications	76	403	479

Consumer loans represent 1% of total loan modifications identified above. Of the $120 million and 75 loan modifications as of September 30, 2020, approximately $11.4 million and 12 loans have entered into a second modification.

•Loan Loss Reserve: Northrim booked a loan loss provision of $567,000 for the quarter ended September 30, 2020. This compares to a provision for loan losses of $404,000 during the previous quarter and a $2.1 million benefit for loan loss provisions in the third quarter a year ago.

•Credit Quality: Net adversely classified loans improved from $24.2 million at September 30, 2019 to $14.5 million at September 30, 2020. Net loan recoveries were $463,000 in the third quarter of 2020, compared to net loan recoveries of $694,000 in the third quarter of 2019.

•Branch Operations: All branches are fully operational, while a number of customer and employee safety measures continue to be implemented.

•Growth and Paycheck Protection Program:
◦The Company’s asset base increased during the third quarter ended September 30, 2020, due primarily to commercial and PPP loan originations.
◦During the third quarter, Northrim funded an additional 426 PPP loans totaling $22.7 million to both existing and new customers, bringing the PPP portfolio to approximately 2,888 loans totaling $375.6 million at September 30, 2020.
◦According to the SBA, the Company originated more SBA PPP loans in the State of Alaska than any other financial institution, funding 23% of the number and 28% of the value of all Alaska PPP loans for the period ending June 30, 2020.
◦As of September 30, 2020 Northrim has submitted 17 PPP loans totaling $9.2 million for forgiveness through the SBA.

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◦The Company initially utilized the Federal Reserve Bank's Paycheck Protection Program Liquidity Facility (the "PPPLF") to fund PPP loans, but has since paid back those funds in full and has funded the SBA PPP loans through core deposits and maturity of long-term investments.

•Capital Management: At September 30, 2020, the Company’s tangible common equity to tangible assets* ratio was 9.54% and the capital of Northrim Bank (the "Bank") was well in excess of all regulatory requirements. The Company resumed its stock repurchase program at the end of August and repurchased 89,000 shares of its common stock in the third quarter of 2020 at an average price of $26.66, leaving 45,549 shares available under the previously announced repurchase authorization.

Third Quarter 2020 Highlights:

•Total revenue, which includes net interest income plus other operating income, increased 14% to $39.9 million in the third quarter of 2020, compared to $35.0 million in the second quarter of 2020 and increased 49% compared to $26.8 million in the third quarter a year ago.
◦Community Banking provided 53% of total revenues and 41% of earnings in the third quarter of 2020.
◦Home Mortgage Lending provided 47% of total revenue and 59% of earnings in the third quarter of 2020.
•Net interest income in the third quarter of 2020 was $18.3 million, up 5% from $17.5 million in the preceding quarter and up 12% from $16.3 million in the third quarter a year ago.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 3.93% in the third quarter of 2020, a 9-basis point contraction compared to the preceding quarter, and a 72-basis point contraction compared to the third quarter a year ago.
•Return on average assets ("ROAA") was 2.31% and return on average equity ("ROAE") was 22.10% for the third quarter of 2020 and ROAA was 1.62% and ROAE was 14.58% for the first nine months of 2020.
•Net loans increased 4% to $1.47 billion at September 30, 2020, compared to $1.41 billion at June 30, 2020, and increased 45% compared to $1.02 billion at September 30, 2019.
•Total deposits increased 4% to $1.81 billion at September 30, 2020, compared to $1.74 billion at June 30, 2020, and increased 34% compared to $1.35 billion a year earlier.
•The Company's wholly owned subsidiary, Residential Mortgage, LLC, generated $122 million or 51% more production during the quarter ended September 30, 2020, as compared to the same period in 2019.
•The decrease in mortgage interest rates resulted in a decrease of the Bank's mortgage servicing rights by $1.5 million for the quarter ended September 30, 2020, compared to a decrease of $1.9 million for the preceding quarter and a decrease of $662,000 for the third quarter a year ago.

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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Total assets	$2,097,738	$2,016,705	$1,691,262	$1,643,996	$1,616,631
Total portfolio loans	$1,492,720	$1,433,201	$1,081,873	$1,043,371	$1,036,547
Average portfolio loans	$1,465,839	$1,342,717	$1,059,023	$1,027,728	$1,020,186
Total deposits	$1,806,133	$1,737,359	$1,395,492	$1,372,351	$1,351,029
Average deposits	$1,750,167	$1,620,008	$1,359,206	$1,361,786	$1,307,795
Total shareholders' equity	$214,616	$206,923	$197,723	$207,117	$204,039
Net income	$11,855	$9,900	$1,033	$4,580	$7,538
Diluted earnings per share	$1.84	$1.52	$0.16	$0.69	$1.11
Return on average assets	2.31%	2.04%	0.25%	1.11%	1.90%
Return on average shareholders' equity	22.10%	19.44%	2.00%	8.74%	14.45%
NIM	3.90%	3.98%	4.32%	4.48%	4.60%
NIMTE*	3.93%	4.02%	4.37%	4.52%	4.65%
Efficiency ratio	58.85%	64.76%	84.87%	78.79%	72.01%
Total shareholders' equity/total assets	10.23%	10.26%	11.69%	12.60%	12.62%
Tangible common equity/tangible assets*	9.54%	9.54%	10.84%	11.73%	11.74%
Book value per share	$34.18	$32.49	$31.06	$31.58	$31.20
Tangible book value per share*	$31.62	$29.97	$28.53	$29.12	$28.74
Dividends per share	$0.35	$0.34	$0.34	$0.33	$0.33

* References to NIMTE, tangible book value per share, and tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 12.)

When 2020 began, it appeared that Alaska’s economy was on track for a solid year of growth. A three year mild recession starting in 2016 ended in the 4th quarter of 2018. For the next 18 consecutive months, Alaska’s total number of jobs grew month over month compared to the prior year according to the State Department of Labor ("DOL"). That came to an abrupt end in April of 2020 when the full force of the COVID pandemic shocked the global economy.

Alaska faced unemployment rates as high as 13.5% in April after being as low as 5.2% in March of 2020. The DOL has reported that unemployment rates have moderated each of the last four months since the high in April. The seasonally adjusted unemployment rate improved from 11.6% in July to 7.4% in August. In August of 2020, Alaska had approximately 37,000 fewer payroll jobs than August of 2019.

Oil prices have been fluctuating significantly in 2020 as the global economy reacts to the COVID-19 pandemic. Average monthly Alaska North Slope (“ANS”) crude oil prices began the year averaging $65.48 for the month of January. The virus concerns began to have an effect when monthly ANS prices declined to $54.48 in February and $33.21 in March. In the second quarter, ANS prices hit a monthly average low of $16.54 in April and increased to $28.21 in May. The ANS price has firmed up in the $40 range for the last four months. ANS averaged $41.78 in June, $43.56 in July, $43.36 in August and $40.42 in September.

Despite the serious economic challenges of COVID, there has been extensive government spending to offset the negative impacts of shutdown mandates in the interest of public health. “For Alaska this has meant approximately $5.6 billion in total direct aid to date. To put that in perspective, the Gross State Product ("GSP") of all annual economic activity in Alaska was measured at $45.6 billion in the second quarter of 2020. So that is equivalent to 12% or 1/8th of Alaska’s entire GSP,” stated Mark Edwards, EVP Chief Credit Officer and Bank Economist.

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The stimulus is most easily seen in the personal income data. The Federal Bureau of Economic Analysis ("BEA") reported personal income for Alaska rose by $2.6 billion or 24% in the second quarter as compared to the first quarter of 2020. This was largely a result of a $4.9 billion increase in government transfer payments. There was a $2.2 billion reduction in wage income and a $139 million decrease in investment and rental income. In other words, the increase in government transfer payments was more than double the loss in wages and decrease in dividends, interest and rental income combined.

Inflation is still very low in the U.S. and even negative in Alaska. The U.S. inflation rate is up 1.3% over the last 12 months according to the Bureau of Labor Statistics ("BLS"). This has been consistently below the Federal Reserve’s target rate of 2%. The BLS reported the consumer price index for Anchorage has actually been a negative 1.5% over the last 12 months. Notable declines in prices include gasoline -17.3% and clothing -10.1%. Food and beverage prices have risen by 5.2% and health care costs are up 7.7% according to the BLS.

The housing market has been remarkably stable and even positive in Alaska in 2020. Prices have increased on average 4.3% in Anchorage, 7.5% in the Mat-Su, 4% in Fairbanks, 7.2% on the Kenai Peninsula and 11% in Kodiak according to the Multiple Listing Service ("MLS"). The number of homes sold is also higher in all these markets except Kenai, which is down just slightly from last year.

Alaska’s delinquency and foreclosure levels continue to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s foreclosure rate was 0.60% at the end of the first quarter 2020 and it declined to 0.54% in the second quarter. That compares to 0.73% and 0.68% at the end of the first and second quarter for the U.S.

The Mortgage Bankers Association national survey reported that the percentage of delinquent mortgage loans in Alaska was 3.23% in the first quarter of 2020 and rose to 7.69% in the second quarter. The comparable U.S. rate was 4% in the first quarter of 2020 and 7.97% in the second quarter. Borrowers who took advantage of three month forbearance programs to delay payments show up as technically delinquent until they are approved for a formal restructure of their missed loan payments or until they catch up on the three months of missed payments.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the third quarter of 2020, Northrim generated a ROAA of 2.31% and a ROAE of 22.10%, compared to 2.04% and 19.44%, respectively, in the second quarter of 2020 and 1.90% and 14.45%, respectively, in the third quarter a year ago. Northrim’s ROAA and ROAE are well above peer averages posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of June 30, 20201.

1As of June 30, 2020, the SNL Small Cap US Bank Index tracked 112 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 3.23%. ROAA 0.44%, and ROAE 4.17% .

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Net Interest Income/Net Interest Margin

Net interest income increased 12% to $18.3 million in the third quarter of 2020 compared to $16.3 million in the third quarter of 2019 and increased 5% compared to $17.5 million in the second quarter of 2020. Interest income benefited from the growth in the loan portfolio during the third quarter of 2020, as well as the amortization of PPP loan fees.

NIMTE* was 3.93% in the third quarter of 2020 compared to 4.02% in the preceding quarter and 4.65% in the third quarter a year ago. “The decline in our NIMTE* compared to the prior quarter was largely due to the 175 basis point reduction in short-term interest rates during the last twelve months and the resulting effect on yields in the loan portfolio,” said Jed Ballard, Chief Financial Officer. “Also notable was the impact of SBA PPP loans, which reduced our NIMTE* by 33 basis points during the third quarter of 2020 compared to what our NIMTE* would have been if we had not made any SBA PPP loans or 4.26%. Year-to-date, SBA PPP loans decreased our NIMTE* by 18 basis points compared to what our NIMTE* would have been if we had not made any SBA PPP loans or 4.27%.” Northrim’s NIMTE* continues to remain above the peer average posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of June 30, 20201.

The yield on interest earning assets in the third quarter of 2020 was 4.25%, down 13 basis points from the second quarter of 2020 and down 83 basis points compared to the third quarter a year ago. The cost of funds was 54 basis points in the third quarter of 2020, down 3 basis points compared to the preceding quarter and down 14 basis points compared to the third quarter a year ago.

Provision for Loan Losses

Northrim recorded a provision for loan losses of $567,000 in the third quarter of 2020. This compares to a $404,000 provision in the second quarter of 2020, and a benefit for loan losses of $2.1 million in the third quarter a year ago. “The provision for loan losses during the quarter primarily reflects management's assessment of risks associated with the COVID-19 pandemic, the reduction in oil prices and a slowing Alaska economy, as well as the growth in the loan portfolio excluding PPP loans,” said Ballard. The total allowance for loan losses to portfolio loans increased at September 30, 2020, compared to June 30, 2020 primarily due to an increase qualitative factors and decreased compared to September 30, 2019 primarily due to the increase in SBA PPP loans at September 30, 2020 as these loans are 100% guaranteed .

Nonperforming loans, net of government guarantees, improved during the quarter to $11.0 million at September 30, 2020, compared to $12.7 million at June 30, 2020, and $15.5 million at September 30, 2019. The allowance for loan losses was 196% of nonperforming loans, net of government guarantees at the end of the third quarter of 2020, compared to 162% three months earlier and 123% a year earlier.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $21.6 million, or 54% of total third quarter 2020 revenues, as compared to $17.5 million, or 50% of revenues in the second quarter of 2020, and $10.5 million, or 39% of revenues in the third quarter of 2019. In the first nine months of 2020, other operating income totaled $45.6 million, or 47% of revenues, compared to $27.6 million, or 37% of revenues in the first nine months of 2019. The primary drivers of changes in other operating income are variability in the mortgage market, which is seasonal and cyclical and also dependent on changes in mortgage rates, and from the fair value changes of marketable equity securities. The fair value mark-to-market of the marketable equity securities portfolio increased other income by $375,000 in the third quarter of 2020, compared to a $149,000 increase in the second quarter of 2020 and a $130,000 increase in the third quarter of 2019. There was $726,000 in interest rate swap income in the third quarter of 2020. This compares to $17,000 in interest

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rate swap fee income in the preceding quarter and no swap income in the third quarter of 2019 on the execution of interest rate swaps related to the Company's commercial lending operations. Additionally, purchased receivable income is down as those customers were reportedly using resources from PPP loans, resulting in decreased outstanding purchased receivable balances in the third quarter of 2020.

Other Operating Expenses

Operating expenses were $23.5 million in the third quarter of 2020, compared to $22.7 million in the second quarter of 2020, and $19.3 million in the third quarter of 2019. Factors impacting other operating expenses in the three and nine-month periods ending September 30, 2020 include higher compensation costs related to the mortgage banking operations. In the first nine months of 2020, operating expenses were $65.0 million, up from $56.2 million in the first nine months of 2019.

Income Tax Provision

For the third quarter of 2020, Northrim recorded a larger effective tax rate as compared to the second quarter of 2020 as a result of a decrease in tax credits and tax exempt interest income as a percentage of net income, as well as the reversal of a $454,000 accrual of tax expense in the second quarter of 2020. The Company expensed $454,000 in the fourth quarter of 2018 to accrue for a potential increase in tax expense related to an audit that was performed by the State of Alaska for tax years 2014-2016. The Company appealed the State of Alaska's decision on this matter and reversed the tax accrual in the second quarter of 2020 because the company believes that it is more likely than not that the court will rule in the Company's favor. In the third quarter of 2020, Northrim recorded $4.0 million in state and federal income tax expense for an effective tax rate of 25.2% compared to $2.0 million, or 16.9% in the second quarter of 2020 and $2.0 million, or 21.2% in the third quarter a year ago. For the first nine months of 2020, Northrim recorded $6.3 million in state and federal income tax expense, for an effective tax rate of 21.5% compared to $4.3 million and 21.2% for the same period in 2019.

Community Banking

“We are proud of the work we are doing to address the needs of our customers in our communities, and as a result we are growing our market share across all of our major markets,” said Schierhorn. “Our new branch in Fairbanks is on track to open before the end of the year, and in March we opened a loan production office in Kodiak. We will continue to look for ways to expand our branch network.”

Net interest income in the Community Banking segment totaled $17.4 million in the third quarter of 2020, compared to $16.6 million in the second quarter of 2020 and $16.0 million in the third quarter of 2019.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Net interest income	$17,388	$16,649	$15,261	$16,080	$16,000
Provision (benefit) for loan losses	567	404	2,060	(150)	(2,075)
Other operating income	3,696	2,308	1,768	3,347	2,944
Compensation expense, net RML acquisition payments	—	—	—	468	—
Other operating expense	14,353	14,113	13,612	14,765	13,126
Income before provision for income taxes	6,164	4,440	1,357	4,344	7,893
Provision (benefit) for income taxes	1,249	(124)	266	719	1,550
Net income	$4,915	$4,564	$1,091	$3,625	$6,343
Weighted average shares outstanding, diluted	6,413,221	6,440,898	6,560,593	6,647,510	6,707,523
Diluted earnings per share	$0.76	$0.70	$0.17	$0.55	$0.93

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2020	September 30, 2019
Net interest income	$49,298	$47,121
Provision for loan losses	3,031	(1,025)
Other operating income	7,772	9,798
Other operating expense	42,078	39,755
Income before provision for income taxes	11,961	18,189
Provision for income taxes	1,391	3,689
Net income	$10,570	$14,500

Weighted average shares outstanding, diluted	6,467,991	6,861,973
Diluted earnings per share	$1.63	$2.11

Home Mortgage Lending

“The significant activity in the mortgage market has continued through the third quarter of 2020, due to the low interest rate environment and the hard work of our lending teams,” said Ballard. “Refinance activity was particularly robust, up 77% compared to the third quarter a year ago, while strong home purchases in our market also continue to increase.”

During the third quarter of 2020, mortgage loan volume was $364.2 million, of which 61% was for new home purchases, compared to $381.1 million and 35% of loans funded for new home purchases in the second quarter of 2020, and $241.8 million, of which 67% was for new home purchases in the third quarter of 2019.

Loan fundings increased during the quarter and year-over-year driven by both increased refinance activity and new home purchase activity. This was partially offset by the net change in fair value of mortgage servicing rights, which decreased mortgage banking income by $1.5 million during the third quarter of 2020.

“Our mortgage servicing business, which we initiated to service loans primarily for the Alaska Housing Finance Corporation, was essentially flat during the third quarter of 2020 compared to the second quarter of 2020 as a result of the significant refinance activity,” said Ballard. As of September 30, 2020, Northrim serviced 2,712 loans in its $655.7 million home-mortgage-servicing portfolio, which is a slight increase from the $655.2 million serviced for the second quarter of 2020, and a 3% increase from the $634.1 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled $36.9 million at September 30, 2020, compared to $11.6 million at September 30, 2019. Mortgage servicing revenue contributed $2.0 million to revenues in the third quarter of 2020 compared to $1.6 million in the second quarter of 2020 and $1.7 million in the third quarter of 2019. As a result of COVID-19 approximately 6% of mortgages serviced were in forbearance as of September 30, 2020 as compared to 8% as of June 30, 2020 and 2% as of September 30, 2019.

Total mortgage servicing income fluctuates based on the amount of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights, which is driven by interest rate volatility and the amount of serviced mortgages that payoff during the period as well as fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $1.5 million for the third quarter of 2020, compared to a decrease of $1.9 million for the second quarter of 2020 and a decrease of $662,000 for the third quarter of 2019.

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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Mortgage commitments	$257,304	$206,274	$197,892	$48,796	$86,044
Mortgage loans funded for sale	$364,159	$381,086	$168,224	$181,102	$241,795
Mortgage loan refinances to total fundings	39%	65%	46%	30%	33%
Mortgage loans serviced for others	$655,733	$655,183	$678,096	$659,048	$634,059

Net realized gains on mortgage loans sold	$14,736	$11,322	$4,643	$5,215	$6,768
Change in fair value of mortgage loan commitments, net	1,943	3,579	(545)	(455)	(535)
Total production revenue	16,679	14,901	4,098	4,760	6,233
Mortgage servicing revenue	2,044	1,633	1,327	1,679	1,649
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(699)	(891)	(701)	72	(377)
Other[2]	(806)	(1,037)	(229)	(393)	(285)
Total mortgage servicing revenue, net	539	(295)	397	1,358	987
Other mortgage banking revenue	714	621	170	270	345
Total mortgage banking income	$17,932	$15,227	$4,665	$6,388	$7,565

Net interest income	$906	$808	$429	$330	$306
Mortgage banking income	17,932	15,227	4,665	6,388	7,565
Other operating expense	9,153	8,561	5,175	5,382	6,198
Income (loss) before provision for income taxes	9,685	7,474	(81)	1,336	1,673
Provision (benefit) for income taxes	2,745	2,138	(23)	381	478
Net income (loss)	$6,940	$5,336	($58)	$955	$1,195

Weighted average shares outstanding, diluted	6,413,221	6,440,898	6,560,593	6,647,510	6,707,523
Diluted earnings (loss) per share	$1.08	$0.82	($0.01)	$0.14	$0.18
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2020	September 30, 2019
Mortgage loans funded for sale	$913,469	$503,195
Mortgage loan refinances to total fundings	51%	25%

Net realized gains on mortgage loans sold	$30,701	$14,598
Change in fair value of mortgage loan commitments, net	4,977	476
Total production revenue	35,678	15,074
Mortgage servicing revenue	5,004	4,436
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(2,291)	(1,384)
Other[2]	(2,072)	(902)
Total mortgage servicing revenue, net	641	2,150
Other mortgage banking revenue	1,505	589
Total mortgage banking income	$37,824	$17,813

Net interest income	$2,143	$911
Mortgage banking income	37,824	17,813
Other operating expense	22,889	16,468
Income before provision for income taxes	17,078	2,256
Provision for income taxes	4,860	645
Net income	$12,218	$1,611

Weighted average shares outstanding, diluted	6,467,991	6,861,973
Diluted earnings per share	$1.89	$0.24
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets increased to $2.10 billion at September 30, 2020, up 4% from the preceding quarter and up 30% from a year ago. Northrim’s loan-to-deposit ratio was 83% at September 30, 2020, up from 82% at June 30, 2020 and 77% at September 30, 2019.

Average interest-earning assets were $1.87 billion in the third quarter of 2020, up 6% from $1.76 billion in the second quarter of 2020 and up 33% from $1.41 billion in the third quarter a year ago. The average yield on interest-earning assets was 4.25% in the third quarter of 2020, down from 4.38% in the preceding quarter and 5.08% in the third quarter a year ago.

Average investment securities decreased to $217.6 million in the third quarter of 2020, compared to $256.5 million in the second quarter of 2020 and $253.4 million in the third quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.11% for the third quarter of 2020, down from 2.50% in the preceding quarter and 2.73% in the year ago quarter. The average estimated duration of the investment portfolio at September 30, 2020, was 2.7 years.

“In addition to the $22.1 million in new PPP loans, much of the loan production during the third quarter resulted from new customers we obtained through the PPP process,” said Ballard. At September 30, 2020, commercial loans represented 31% of total loans, PPP loans represented 25% of total loans, commercial real estate owner occupied loans comprised 10% of total loans, commercial real estate non-owner occupied loans comprised 24% of

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total loans, and construction loans made up 8% of total loans. Portfolio loans were $1.49 billion at September 30, 2020, up 4% from the preceding quarter and up 44% from a year ago. Portfolio loans excluding the impact from PPP were $1.13 billion at September 30, 2020, up 3% from the preceding quarter and up 9% from a year ago. Average portfolio loans in the third quarter of 2020 were $1.47 billion, up 9% from the preceding quarter and up 44% from a year ago. Yields on average portfolio loans in the third quarter of 2020 decreased to 4.83% from 4.99% in the second quarter of 2020 and decreased compared to 5.92% in the third quarter of 2019.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. At September 30, 2020, balances in transaction accounts represented 90% of total deposits. Total deposits were $1.81 billion at September 30, 2020, up 4% from $1.74 billion at June 30, 2020, and up 34% from $1.35 billion a year ago. Demand deposits increased 51% year-over-year to $697.4 million at September 30, 2020. Average interest-bearing deposits were up 6% to $1.08 billion with an average cost of 0.49% in the third quarter of 2020, compared to $1.02 billion and an average cost of 0.53% in the second quarter of 2020, and up 24% compared to $870.4 million and an average cost of 0.62% in the third quarter of 2019.

“Our lenders, retail bankers and commercial cash managers have worked hard to meet the needs of our existing and new customers, and as a result we are capturing market share in all of our markets by adding new relationships with strong future growth opportunities,” said Michael Martin, the Bank's Chief Operating Officer and General Counsel. “Deposits were up during the quarter due to new customer relationships, as our suite of deposit products, along with superior “Customer First Service” continue to attract businesses and consumers to Northrim.”

Shareholders’ equity was $214.6 million, or $34.18 per share, at September 30, 2020, compared to $206.9 million, or $32.49 per share, at June 30, 2020 and $204.0 million, or $31.20 per share, a year ago. Tangible book value per share* was $31.62 at September 30, 2020, compared to $29.97 at June 30, 2020, and $28.74 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 14.11% at September 30, 2020, compared to 13.99% at June 30, 2020, and 14.57% at September 30, 2019.

Asset Quality

“While several of our credit quality metrics improved during the third quarter of this year compared to three months earlier, we are being diligent with monitoring the loan portfolio given the current economic environment,” said Martin.

Nonperforming assets ("NPAs") net of government guarantees were $17.9 million at September 30, 2020, down from $20.8 million at June 30, 2020 and $21.5 million a year ago. Of the NPAs, $7.8 million, or 44% are nonaccrual loans and nonperforming purchased receivables related to five commercial relationships. Two of these relationships, which totaled $3.3 million at September 30, 2020, are businesses in the medical industry.

Net adversely classified loans improved to $14.5 million at September 30, 2020, as compared to $15.7 million at June 30, 2020, and $24.2 million a year ago. Net loan recoveries were $463,000 in the third quarter of 2020, compared to net loan charge offs of $768,000 in the second quarter of 2020, and net loan recoveries of $694,000 in the third quarter of 2019. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of September 30, 2020, $9.6 million, or 67% of net adversely classified loans are attributable to nine relationships with five loans to commercial businesses, two loans to medical businesses, and two loans to oilfield services commercial businesses.

Performing restructured loans that were not included in nonaccrual loans at September 30, 2020, net of government guarantees were $865,000, down from $966,000 three months earlier and from $1.5 million a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans, unless it is the result of the COVID-19

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global pandemic. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

As of September 30, 2020, Northrim had $62.6 million, or 6% of portfolio loans excluding SBA PPP loans, in the tourism sector; $54.2 million, or 5% of portfolio loans excluding SBA PPP loans, in the aviation (non-tourism) sector; $83.2 million, or 7% of total portfolio loans excluding SBA PPP loans, in the healthcare sector; $38.9 million, or 3% in the accommodations sector; $23.0 million, or 2% in retail loans; and $27.1 million, or 2% in the restaurant sector.

Northrim estimates that $66.0 million, or approximately 6% of portfolio loans excluding SBA PPP loans, had direct exposure to the oil and gas industry in Alaska, as of September 30, 2020, and $1.9 million of these loans are adversely classified. As of September 30, 2020, Northrim has an additional $63.6 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 16 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $11.9 Million, or $1.84 per Diluted Share in 3Q20
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company's credit quality, business, operations and employees; the availability and terms of funding from government sources related to COVID-19; the timing of PPP loan forgiveness; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/data/gdp/gdp-state

https://live.laborstats.alaska.gov/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

https://www.bea.gov/news/2020/personal-income-state-2nd-quarter-2020

https://www.bls.gov/regions/west/news-release/consumerpriceindex_anchorage.htm

https://www.kitco.com/charts/

http://www.freddiemac.com/pmms/pmms_archives.html

https://ua-ced.org/blog/2020/7/10/analysis-of-paycheck-protection-program-loans-in-alaska

www.mba.org

www.mba.org/research

Alaska Economics Report, October 7, 2020

https://www.sba.gov/about-sba/sba-newsroom/press-releases-media-advisories/sba-and-treasury-announce-release-ppp-loan-data

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Interest Income:
Interest and fees on loans	$18,691	$17,454	$15,863	$51,504	$46,193
Interest on portfolio investments	1,086	1,519	1,661	4,349	5,237
Interest on deposits in banks	17	31	313	284	591
Total interest income	19,794	19,004	17,837	56,137	52,021
Interest Expense:
Interest expense on deposits	1,320	1,331	1,365	4,135	3,477
Interest expense on borrowings	180	216	166	561	512
Total interest expense	1,500	1,547	1,531	4,696	3,989
Net interest income	18,294	17,457	16,306	51,441	48,032

Provision (benefit) for loan losses	567	404	(2,075)	3,031	(1,025)
Net interest income after provision (benefit) for loan losses	17,727	17,053	18,381	48,410	49,057

Other Operating Income:
Mortgage banking income	17,932	15,227	7,565	37,824	17,813
Bankcard fees	770	681	820	2,094	2,214
Purchased receivable income	516	675	709	2,112	2,355
Service charges on deposit accounts	269	171	398	802	1,224
Unrealized gain (loss) on marketable equity securities	375	149	130	(347)	782
Interest rate swap income	726	17	—	743	734
Gain on sale of securities	—	—	—	98	23
Other income	1,040	615	887	2,270	2,466
Total other operating income	21,628	17,535	10,509	45,596	27,611

Other Operating Expense:
Salaries and other personnel expense	16,418	15,637	13,186	44,311	37,433
Data processing expense	1,851	2,033	1,849	5,653	5,324
Occupancy expense	1,648	1,618	1,576	4,923	4,989
Professional and outside services	884	714	610	2,206	1,850
Marketing expense	302	696	357	1,581	1,609
Insurance expense	315	301	102	928	592
OREO expense, net rental income and gains on sale	23	21	(31)	8	(186)
Intangible asset amortization expense	12	12	15	36	45
Other operating expense	2,053	1,642	1,660	5,321	4,567
Total other operating expense	23,506	22,674	19,324	64,967	56,223

Income before provision for income taxes	15,849	11,914	9,566	29,039	20,445
Provision for income taxes	3,994	2,014	2,028	6,251	4,334
Net income	$11,855	$9,900	$7,538	$22,788	$16,111

Basic EPS	$1.87	$1.54	$1.13	$3.57	$2.38
Diluted EPS	$1.84	$1.52	$1.11	$3.52	$2.35
Weighted average shares outstanding, basic	6,338,465	6,367,397	6,604,044	6,391,164	6,760,672
Weighted average shares outstanding, diluted	6,413,221	6,440,898	6,707,523	6,467,991	6,861,973

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Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2020	2020	2019

Assets:
Cash and due from banks	$31,165	$34,331	$45,381
Interest bearing deposits in other banks	69,964	55,081	46,807
Investment securities available for sale	215,369	202,347	257,270
Marketable equity securities	8,534	7,758	8,045
Investment in Federal Home Loan Bank stock	2,508	2,428	2,140
Loans held for sale	128,105	133,975	81,942
Portfolio loans	1,492,720	1,433,201	1,036,547
Allowance for loan losses	(21,683)	(20,653)	(19,137)
Net portfolio loans	1,471,037	1,412,548	1,017,410
Purchased receivables, net	13,520	11,549	13,673
Mortgage servicing rights, at fair value	10,589	10,721	11,206
Other real estate owned, net	6,962	7,205	7,043
Premises and equipment, net	38,615	39,055	38,556
Lease right of use asset	12,943	13,189	14,307
Goodwill and intangible assets	16,058	16,070	16,109
Other assets	72,369	70,448	56,742
Total assets	$2,097,738	$2,016,705	$1,616,631

Liabilities:
Demand deposits	$697,363	$680,033	$460,327
Interest-bearing demand	427,811	400,138	292,198
Savings deposits	272,624	261,934	228,739
Money market deposits	227,106	215,735	214,352
Time deposits	181,229	179,519	155,413
Total deposits	1,806,133	1,737,359	1,351,029
Other borrowings	13,737	11,754	8,933
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	12,881	13,121	14,224
Other liabilities	40,061	37,238	28,096
Total liabilities	1,883,122	1,809,782	1,412,592

Shareholders' Equity:
Total shareholders' equity	214,616	206,923	204,039
Total liabilities and shareholders' equity	$2,097,738	$2,016,705	$1,616,631

Northrim BanCorp Earns $11.9 Million, or $1.84 per Diluted Share in 3Q20
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	September 30, 2020		June 30, 2020		September 30, 2019
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$37,691	16.8%	$47,832	22.8%	$65,303	24.6%
U.S. Agency securities	119,861	53.6%	92,171	43.8%	123,197	46.5%
Corporate securities	27,215	12.2%	32,043	15.3%	42,460	16.0%
Marketable equity securities	8,534	3.8%	7,758	3.7%	8,045	3.0%
Collateralized loan obligations	28,266	12.6%	27,974	13.3%	22,930	8.6%
Alaska municipality, utility, or state bonds	2,336	1.0%	2,327	1.1%	3,230	1.2%
Other municipality, utility, or state bonds	—	—%	—	—%	150	0.1%
Total portfolio investments	$223,903		$210,105		$265,315

Composition of Portfolio Loans
	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$460,542	31%	$426,675	29%	$434,832	40%	$412,690	39%	$398,231	39%
SBA Payment Protection loans	375,636	25%	353,485	24%	—	—%	—	—%	—	—%
CRE owner occupied loans	148,993	10%	154,741	11%	146,453	13%	138,891	13%	127,045	12%
CRE nonowner occupied loans	364,232	24%	360,533	25%	355,753	33%	355,466	34%	377,311	36%
Construction loans	120,619	8%	114,464	8%	109,849	10%	100,626	10%	98,716	9%
Consumer loans	37,183	2%	38,310	3%	39,923	4%	40,783	4%	39,868	4%
Subtotal	1,507,205		1,448,208		1,086,810		1,048,456		1,041,171
Unearned loan fees, net	(14,485)		(15,007)		(4,937)		(5,085)		(4,624)
Total portfolio loans	$1,492,720		$1,433,201		$1,081,873		$1,043,371		$1,036,547

Composition of Deposits
	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$697,363	38%	$680,033	40%	$453,003	33%	$451,896	33%	$460,327	33%
Interest-bearing demand	427,811	24%	400,138	23%	333,352	24%	320,264	23%	292,198	22%
Savings deposits	272,624	15%	261,934	15%	228,383	16%	229,918	17%	228,739	17%
Money market deposits	227,106	13%	215,735	12%	207,418	15%	205,801	15%	214,352	16%
Time deposits	181,229	10%	179,519	10%	173,336	12%	164,472	12%	155,413	12%
Total deposits	$1,806,133		$1,737,359		$1,395,492		$1,372,351		$1,351,029

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	September 30,	June 30,	September 30,
	2020	2020	2019
Nonaccrual loans	$12,647	$14,365	$17,442
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	12,647	14,365	17,442
Nonperforming loans guaranteed by government	(1,600)	(1,635)	(1,935)
Net nonperforming loans	11,047	12,730	15,507
Other real estate owned	6,962	7,205	7,043
Repossessed assets	779	919	231
Nonperforming purchased receivables	410	1,226	—
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$17,919	$20,801	$21,502
Nonperforming loans, net of government guarantees / portfolio loans	0.74%	0.89%	1.50%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	1.02%	1.21%	1.54%
Nonperforming assets, net of government guarantees / total assets	0.85%	1.03%	1.33%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	1.06%	1.27%	1.35%

Performing restructured loans	$2,367	$2,887	$1,498
Performing restructured loans guaranteed by government	(1,502)	(1,921)	—
Net performing restructured loans	$865	$966	$1,498
Nonperforming loans plus performing restructured loans, net of government
guarantees	$11,912	$13,696	$17,005
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.80%	0.96%	1.64%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	1.10%	1.30%	1.69%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	0.90%	1.08%	1.42%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	1.12%	1.34%	1.45%

Adversely classified loans, net of government guarantees	$14,492	$15,703	$24,199
Special mention loans, net of government guarantees	$18,141	$16,079	$14,450
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.16%	0.05%	0.12%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.22%	0.06%	0.13%

Allowance for loan losses / portfolio loans	1.45%	1.44%	1.85%
Allowance for loan losses / portfolio loans, net of government guarantees	2.00%	1.96%	1.90%
Allowance for loan losses / nonperforming loans, net of government guarantees	196%	162%	123%

Gross loan charge-offs for the quarter	$141	$804	$29
Gross loan recoveries for the quarter	($604)	($36)	($723)
Net loan (recoveries) charge-offs for the quarter	($463)	$768	($694)
Net loan charge-offs (recoveries) year-to-date	$436	$899	($643)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	(0.03)%	0.06%	(0.07)%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	0.05%	0.15%	(0.09)%

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at June 30, 2020	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at September 30, 2020
Commercial loans	$8,362	$386	($1,861)	($56)	$—	$—	$—	$6,831
Commercial real estate	5,123	—	(98)	(85)	—	—	—	4,940
Construction loans	702	—	—	—	—	—	—	702
Consumer loans	178	—	(4)	—	—	—	—	174
Non-performing loans guaranteed by government	(1,635)	—	35	—	—	—	—	(1,600)
Total non-performing loans	12,730	386	(1,928)	(141)	—	—	—	11,047
Other real estate owned	7,205	—	—	—	—	—	(243)	6,962
Repossessed assets	919	—	—	(140)	—	—	—	779
Nonperforming purchased receivables	1,226	—	(816)	—	—	—	—	410
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$20,801	$386	($2,744)	($281)	$—	$—	($243)	$17,919

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Charge-offs:
Support for oil and gas operations	$—	$—	$36	$—	$—
Retail sales	—	—	16	—	22
Food service contractors	—	—	99	—	—
Excavation and construction	33	—	—	—	—
Health care and social assistance	108	804	—	—	—
Consumer	—	—	14	11	7
Total charge-offs	$141	$804	$165	$11	$29

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2020		June 30, 2020		September 30, 2019
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$60,504	0.11%	$51,448	0.24%	$58,754	2.08%
Portfolio investments	217,599	2.11%	256,500	2.50%	253,364	2.73%
Loans held for sale	122,994	3.11%	111,475	3.12%	74,181	3.79%
Portfolio loans	1,465,839	4.83%	1,342,717	4.99%	1,020,186	5.92%
Total interest-earning assets	1,866,936	4.25%	1,762,140	4.38%	1,406,485	5.08%
Nonearning assets	172,853		186,583		169,907
Total assets	$2,039,789		$1,948,723		$1,576,392

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,077,193	0.49%	$1,017,544	0.53%	$870,369	0.62%
Borrowings	23,574	3.02%	73,349	1.17%	19,749	3.27%
Total interest-bearing liabilities	1,100,767	0.54%	1,090,893	0.57%	890,118	0.68%

Noninterest-bearing demand deposits	672,974		602,464		437,426
Other liabilities	52,611		50,525		41,946
Shareholders' equity	213,437		204,841		206,902
Total liabilities and shareholders' equity	$2,039,789		$1,948,723		$1,576,392
Net spread		3.71%		3.81%		4.40%
NIM		3.90%		3.98%		4.60%
NIMTE*		3.93%		4.02%		4.65%
Average portfolio loans to average
interest-earning assets	78.52%		76.20%		72.53%
Average portfolio loans to average total deposits	83.75%		82.88%		78.01%
Average non-interest deposits to average
total deposits	38.45%		37.19%		33.45%
Average interest-earning assets to average
interest-bearing liabilities	169.60%		161.53%		158.01%

The components of the change in NIMTE* are detailed in the table below:

	3Q20 vs. 2Q20	3Q20 vs. 3Q19
Nonaccrual interest adjustments	0.17%	0.19%
Impact of SBA Paycheck Protection Program loans	(0.19)%	(0.33)%
Interest rates and loan fees, all other loans	(0.09)%	(0.63)%
Volume and mix of interest-earning assets and liabilities	0.02%	0.05%
Change in NIMTE*	(0.09)%	(0.72)%

Northrim BanCorp Earns $11.9 Million, or $1.84 per Diluted Share in 3Q20
October 26, 2020
20 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	September 30, 2020		September 30, 2019
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$60,011	0.62%	$35,394	2.20%
Portfolio investments	252,594	2.42%	271,645	2.69%
Loans held for sale	95,050	3.18%	52,379	4.05%
Portfolio loans	1,289,838	5.12%	1,004,157	5.97%
Total interest-earning assets	1,697,493	4.46%	1,363,575	5.16%
Nonearning assets	177,811		166,548
Total assets	$1,875,304		$1,530,123

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,007,122	0.55%	$829,916	0.56%
Borrowings	39,645	1.87%	38,618	1.74%
Total interest-bearing liabilities	1,046,767	0.60%	868,534	0.61%

Noninterest-bearing demand deposits	569,972		417,719
Other liabilities	49,800		35,053
Shareholders' equity	208,765		208,817
Total liabilities and shareholders' equity	$1,875,304		$1,530,123
Net spread		3.86%		4.55%
NIM		4.05%		4.71%
NIMTE*		4.09%		4.76%
Average portfolio loans to average interest-earning assets	75.98%		73.64%
Average portfolio loans to average total deposits	81.79%		80.48%
Average non-interest deposits to average total deposits	36.14%		33.48%
Average interest-earning assets to average interest-bearing liabilities	162.17%		157.00%

The components of the change in NIMTE* are detailed in the table below:

YTD20 vs.YTD19
Nonaccrual interest adjustments	0.08%
Impact of SBA Paycheck Protection Program loans	(0.18)%
Interest rates and loan fees, all other loans	(0.54)%
Volume and mix of interest-earning assets and liabilities	(0.03)%
Change in NIMTE*	(0.67)%

Northrim BanCorp Earns $11.9 Million, or $1.84 per Diluted Share in 3Q20
October 26, 2020
21 of 23

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	September 30, 2020	June 30, 2020	September 30, 2019
Book value per share	$34.18	$32.49	$31.20
Tangible book value per share*	$31.62	$29.97	$28.74
Total shareholders' equity/total assets	10.23%	10.26%	12.62%
Tangible Common Equity/Tangible Assets*	9.54%	9.54%	11.74%
Tier 1 Capital / Risk Adjusted Assets	14.11%	13.99%	14.57%
Total Capital / Risk Adjusted Assets	15.36%	15.24%	15.82%
Tier 1 Capital / Average Assets	10.31%	11.92%	12.68%
Shares outstanding	6,279,304	6,368,046	6,539,796
Unrealized gain (loss) on AFS debt securities, net of income taxes	$1,308	$1,269	$930
Unrealized gain (loss) on derivatives and hedging activities, net of income taxes	($1,543)	($1,718)	($1,064)

Profitability Ratios
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
For the quarter:
NIM	3.90%	3.98%	4.32%	4.48%	4.60%
NIMTE*	3.93%	4.02%	4.37%	4.52%	4.65%
Efficiency ratio	58.85%	64.76%	84.87%	78.79%	72.01%
Return on average assets	2.31%	2.04%	0.25%	1.11%	1.90%
Return on average equity	22.10%	19.44%	2.00%	8.74%	14.45%

	September 30, 2020	September 30, 2019
Year-to-date:
NIM	4.05%	4.71%
NIMTE*	4.09%	4.76%
Efficiency ratio	66.91%	74.27%
Return on average assets	1.62%	1.41%
Return on average equity	14.58%	10.32%

Northrim BanCorp Earns $11.9 Million, or $1.84 per Diluted Share in 3Q20
October 26, 2020
22 of 23

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2020 and 2019. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Net interest income	$18,294	$17,457	$15,690	$16,410	$16,306
Divided by average interest-bearing assets	1,866,936	1,762,140	1,461,542	1,454,756	1,406,485
Net interest margin ("NIM")[2]	3.90%	3.98%	4.32%	4.48%	4.60%

Net interest income	$18,294	$17,457	$15,690	$16,410	$16,306
Plus: reduction in tax expense related to
tax-exempt interest income	136	168	187	180	163
	$18,430	$17,625	$15,877	$16,590	$16,469
Divided by average interest-bearing assets	1,866,936	1,762,140	1,461,542	1,454,756	1,406,485
NIMTE[2]	3.93%	4.02%	4.37%	4.52%	4.65%

	Year-to-date
	September 30, 2020	September 30, 2019
Net interest income	$51,441	$48,032
Divided by average interest-bearing assets	1,697,493	1,363,575
Net interest margin ("NIM")[3]	4.05%	4.71%

Net interest income	$51,441	$48,032
Plus: reduction in tax expense related to
tax-exempt interest income	491	554
	$51,932	$48,586
Divided by average interest-bearing assets	1,697,493	1,363,575
NIMTE[3]	4.09%	4.76%

2Calculated using actual days in the quarter divided by 366 for the quarter ended in 2020 and 365 for quarters ended in 2019.

3Calculated using actual days in the year divided by 366 for year-to-date period in 2020 and 365 for year-to-date period in 2019.

Northrim BanCorp Earns $11.9 Million, or $1.84 per Diluted Share in 3Q20
October 26, 2020
23 of 23

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Total shareholders' equity	$214,616	$206,923	$197,723	$207,117	$204,039
Divided by shares outstanding	6,279	6,368	6,366	6,559	6,540
Book value per share	$34.18	$32.49	$31.06	$31.58	$31.20

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Total shareholders' equity	$214,616	$206,923	$197,723	$207,117	$204,039
Less: goodwill and intangible assets	16,058	16,070	16,082	16,094	16,109
	$198,558	$190,853	$181,641	$191,023	$187,930
Divided by shares outstanding	6,279	6,368	6,366	6,559	6,540
Tangible book value per share	$31.62	$29.97	$28.53	$29.12	$28.74

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Total shareholders' equity	$214,616	$206,923	$197,723	$207,117	$204,039
Total assets	2,097,738	2,016,705	1,691,262	1,643,996	1,616,631
Total shareholders' equity to total assets	10.23%	10.26%	11.69%	12.60%	12.62%

Northrim BanCorp, Inc.	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Total shareholders' equity	$214,616	$206,923	$197,723	$207,117	$204,039
Less: goodwill and other intangible assets, net	16,058	16,070	16,082	16,094	16,109
Tangible common shareholders' equity	$198,558	$190,853	$181,641	$191,023	$187,930

Total assets	$2,097,738	$2,016,705	$1,691,262	$1,643,996	$1,616,631
Less: goodwill and other intangible assets, net	16,058	16,070	16,082	16,094	16,109
Tangible assets	$2,081,680	$2,000,635	$1,675,180	$1,627,902	$1,600,522
Tangible common equity ratio	9.54%	9.54%	10.84%	11.73%	11.74%

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Note Transmitted on GlobeNewswire on October 26, 2020, at 12:15 pm Alaska Standard Time.